EXHIBIT 10.1

          Escrow Instructions to Stewart Title & Trust of Phoenix, Inc.
                  244 West Osborn Road, Phoenix, Arizona 85013
                          (602) 248-8444 Fax: 230-7641

Escrow  Number:  02111246
Date:  May  09,  2002
Escrow  Officer:  Lynne  Russell

Ableauctions.com (Washington) Inc., a Washington Corporation HEREIN CALLED SELLER whose address is 1963 Lougheed Highway, Coquitlam, BC V3K3T8, Canada PHONE 604-805-4580

Elliot Glasser, an unmarried man and /or Assignee HEREIN CALLED BUYER whose address is 7117 E. Third Ave, Scottsdale, Az 05251
PHONE  480-945-0700

Hereby employ Stewart Title & Trust of Phoenix, Inc. to act as Escrow Agent in connection with the sale of the following described property situated in MARICOPA County, Arizona, by Seller to Buyer upon the following conditions which shall be complied with by said parties on SEE ADDENDUM or as soon thereafter as possible unless a demand for cancellation has been made on Escrow Agent as herein provided.

SEE  ATTACHED  EXHIBIT  FOR  LEGAL  DESCRIPTION

Tax  Assessor's  Parcel  Number:  130-18-002b
Seller represents property address to be: 7303 E. Earll Dr, Scottsdale AZ 85251 Purchase Price to be paid by Buyer: $1,700,000
Represented  by  TOTAL  EARNEST  MONEY                                  $10,000

The  BALANCE  OF  CASH  payment  to  be  deposited  in  the  form
Of  Cashier's  Check  or  Wired  Funds,  AT  CLOSE  OF  ESCROW          $390,000

ENCUMBRANCE OF RECORD, due BUYER TO ASSUME WITHOUT NOVATION (SEE ADDENDUM FOR ADDITIONAL TERMS) $1,000,000 With an approximate remaining unpaid Balance of $1,000,000 Seller pays Installments due PRIOR TO CLOSE. Buyer pays installment due SUBSEQUENT TO CLOSE And all subsequent. Reserve Funds, if any, shall be:
CREDIT  SELLER/DEBIT  BUYER,  if  any.

OTHER:  ADDITIONAL  FUNDS  BY  SALE  OF  JEWELRY  INVENTORY
(SEE  ADDENDUM  PARAGRAPH  3.C))                                        $300,000

Balance  evidenced  by                                                        $0

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The proceeds and all future payments under the deferred balance, if  any, are to be  payable  to:  SELLER  AS  TITLE  IS  HELD
Upon recording of instruments, TITLE INSURANCE POLICY is to insure: BUYER HEREIN

                         ADDENDUM TO ESCROW INSTRUCTIONS
                        STWEART TITLE ESCROW NO. 02111246

1. Agreement to Buy and to Sell. The filled-in printed form escrow instructions ("Printed Form") to which this Addendum is attached, together with this Addendum, constitute a binding contract (the "Agreement") between Buyer and Seller for the purchase and sale of the real property described on Exhibit "A" (the "Property"), such legal description to be confirmed upon receipt of Commitment for Title Insurance. This Agreement supersedes all prior agreements or understandings between the parties in reference to the transaction contemplated hereby, constitutes a complete integration of the agreement between the parties and may only be amended by an instrument in writing duly executed by both parties. In the event of any conflict between the Printed Form and the terms of this Addendum, the terms of this Addendum shall prevail.

2. Establishment of Escrow. Escrow is to be established within 72 hours after Seller's receipt and execution of this Agreement. Said escrow (the "Escrow") shall be established at Stewart Title & Trust of Phoenix, Inc., Phoenix, Arizona, Attn: Lynne Russell (" Escrow Agent") to facilitate consummation of the purchase and sale of the Property in accordance with the terms and conditions of this Agreement. The cost of the Escrow shall be split equally between Buyer and Seller. The opening of such escrow shall be deemed to have occurred upon the date of deposit of this Agreement executed by Seller and Buyer with Escrow Agent together with Buyer's initial earnest money deposit as described herein which shall be no later than 72 hours after Seller's receipt and execution of this Agreement (the "Opening of Escrow").

3. Purchase Price: The purchase price for the Property (subject to change per Paragraph 3.D) below) shall be One Million Seven Hundred Thousand Dollars ($1,700,000), (the "Purchase Price"), payable as follows:

A) Earnest Money Deposit. Upon signing Buyer will deliver the sum of Ten Thousand Dollars ($10,000.00) to Escrow Agent.

B) Funds due at Close of Escrow. Buyer shall deposit the balance of down payment on the Purchase Price in the amount of Three Hundred Ninety Thousand dollars ($390,000) in cash or Cashier's Check, with Escrow Agent on or before the close of escrow.

C) Additional funds by sale of Jewelry Inventory. Buyer shall deliver to Seller, free of any liens or encumbrances, $300,000 of jewelry and artwork ("Inventory") at Buyer's cost, at Close of Escrow. Said delivery shall be direct between Buyer and Seller for which Stewart Title shall have no liability, responsibility, or concern.

The Inventory represents additional funds ("Additional Funds") payable to Seller. The Additional Funds will be secured by a second Deed of Trust (as defined in Paragraph 3.C) (ii) below).

          (i) Buyer agrees that Seller will select the Inventory that is satisfactory to Seller, at Seller's discretion, as well as freely exchange the Inventory based upon comparable cost (i.e. each piece will have its own cost) for a period of up to nine (9) months from Close of Escrow. Seller shall rely on its own investigation as to the value of the Inventory. Buyer and Seller will designate the Inventory within the 45 day Inspection Period (as defined in paragraph 5 below). Stewart Title's only responsibility in connection herewith is to credit Buyer $300,000.00, as additional funds due to Seller from Buyer, which shall be secured by second Deed of Trust as set forth in paragraph 3.C) (ii) below; and

          (ii) Seller shall have nine (9) months from Close of Escrow to sell or exchange the Inventory based upon comparable cost (i.e. each piece will have its own cost) at Seller's discretion. In the event Seller does not sell the entire Inventory by the end of the nine-month period, Seller may require Buyer to repurchase the unsold jewelry at 87.5% of Buyer's cost. Buyer's obligation to repurchase the remaining Inventory for 87.5% of Buyer's actual cost shall be secured by the second Deed of Trust ("Second Obligation"). For example, Seller sells one-third of the Inventory. Seller received $150,000.00 from the sale of the Inventory. Seller returns the remaining $150,000.00 of Inventory to Buyer. Buyer shall pay Seller 87.5% of the $150,000.00 for the remaining Inventory ($131,250.00).

     D) Assumption. Buyer shall assume and agrees to pay the existing loan without novation of the Seller. The current loan balance is approximately One Million dollars ($1,000,000). Seller shall provide Buyer with a copy of the existing Note and Deed of Trust within 10 days from Opening of Escrow. Buyer shall determine during the Inspection Period if the terms of the loan are acceptable. If the loan balance is any higher or lower than $1,000,000, the difference will reflect in the Purchase Price.

4. Close of escrow. Consummation of the purchase of the Property contemplated hereby (the "closed of Escrow" or "Closing") shall take place on or before 10 days after the expiration of the Inspection Period.

5. Inspection period. Buyer shall have 45 days from Opening of Escrow to make any and all inspections of the property, including but not limited to review of the Phase I and Phase II environmental reports (if any), approval of architectural report, approval of title commitment, and any other studies the Buyer deems necessary. Buyer shall give Escrow Agent written notice of disapproval or approval of the Property, at Buyer's sole discretion. If Buyer gives written notice of disapproval or if no notice of approval is given prior to expiration of the Inspection Period, this escrow shall be cancelled and the earnest money returned to Buyer with no additional cancellation instructions required. In the event Buyer deems that he needs additional time to complete his inspections, Buyer shall have the right to a 30 days extension of the Inspection Period. In the event Buyer elects to take this extension, Buyer shall give Escrow Agent written notice on or before the expiration of the Inspection Period and shall authorize disbursement of the Earnest Money Deposit to Seller which Earnest Money Deposit shall be credited against the Purchase Price, but in no event returned by seller in the event that this escrow does not close for any reason.

6. Safes. Both safes on the Property shall remain with the Property and Seller shall provide Buyer with the combinations for said safes on or before Close of Escrow.

7. Operating Systems/Components. All electrical, heating and air conditioning systems shall be in good working condition at close of Escrow. All electrical, mechanical, heating and air conditioning components and any ceiling and/or roof tiles shall remain with the property. Buyer accepts all Operating Systems/ components where is and with no warranties.

8. Phase II Report. Seller shall provide Buyer with a Phase II Environmental Report within the Inspection Period, if available.

9. Utility Bills. During the Inspection Period, Seller shall provide Buyer with copies of all utility bills, including, but not limited to, water, sewer, electric, gas, trash, for the 6 month period immediately preceding expiration of the Inspection period. Further, at or before close of Escrow, Seller shall provide Buyer with such utility bills for the 6 month period immediately preceding Close of Escrow.

10. Gross Reported Sales Report. Prior to expiration of the Inspection Period, Seller shall provide Buyer with a report of the gross reported sales of Seller covering the time period of Seller's operation at the Property. This maybe accomplished by providing Buyer with copies of Seller's U. S. tax returns.

11. Certificate of Occupancy. Seller to provide Buyer with a copy of the Certificate of Occupancy during the Inspection period, if any.

12. 1031/1033 Exchange. Seller's agrees to cooperate with Buyer in facilitating Buyer's 1031/1033 Exchange, if any; provided, however, any such exchange shall not extend the Close of Escrow as defined hereinabove.

13. Attorneys Fees. If it becomes necessary for either Buyer or Seller to employ an attorney to enforce the terms and conditions of this Agreement, whether or not suit be instituted, the defaulting party shall be liable to the other party for costs, expenses, and reasonable attorneys' fees, and all other costs of enforcement hereof.

14. Miscellaneous. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective legal representatives, successors and assigns. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona. Any litigation related hereto shall have Maricopa County, Arizona as its proper venue. In the event the time for performance of any obligation hereunder expires on a Saturday, Sunday or legal holiday, the time for performance shall be extended to the next day which is not a Saturday, Sunday, or legal holiday. Time is the essence in the performance of the obligations of each party. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof.

15. Advice of Attorney. Buyer and Seller acknowledge that they have been advised to seek the counsel of their respective attorneys regarding the terms and conditions of this Agreement.

16. Counterparts and Facsimile signatures. There Escrow Instructions may be signed in any number of counterparts by the parties herein, each of which shall be deemed an original when executed and all together shall constitute one and the same document. Facsimile signatures shall have the same force and effect as original signatures.

SELLER:                              BUYER:

ABLEAUCTIONS.COM  (WASHINGTON),  INC
A  Washington  corporation


                                            _____________________________
                                            Elliott  Glasser          Date

By:___________________________________
                         Date

Its___________________________________